UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

MEDTOX SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11394	95-3863205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 West County Road D, St. Paul, Minnesota	55112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 636-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01.	Regulation FD Disclosure

MEDTOX, Scientific, Inc. (the “Company”) announced in October of 2007 that it had initiated certain device design and software modifications to the MEDTOXScan® electronic readers and that as a result had slowed installation of readers in anticipation of a next generation of reader.

The Company is seeking OTC clearance for the next generation reader in order to broaden the markets where the reader may be used. On December 12, 2007 the Company reached agreement with the FDA on the criteria, data and protocol required for our clinical studies to obtain OTC approval from the FDA for its next generation reader.

There are currently 400 first generation readers in the field. The Company’s original intention was to maintain the 400 readers in the field until receiving OTC approval of the next generation reader. At that time “new” readers would replace the originals, which would be shipped back to the Company, modified, and re-issued to customers. Based on recent discussions with the FDA it has been determined that the original MEDTOXScan® reader should have had FDA clearance before use.

The Company began contacting customers today to notify them that we are voluntarily recalling the 400 readers in the field for mis-branding. The readers were provided to customers at no cost, therefore the financial impact of the recall is limited to shipping fees which are estimated to be less than $10,000. The PROFILE®-III ER devices sold for use with the readers are appropriately cleared by the FDA, and can be read independently of the reader and therefore are not affected by the recall.

Based on the recall, the Company will now, in addition to the planned OTC clearance, seek “prescription use” clearance on the “new” reader. The Company anticipates both being able to file for prescription use faster than for OTC and receive a response from the FDA more quickly. This will enable the new reader to be back in the hospital market in a more timely fashion.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTOX Scientific, Inc.

Date: January 30, 2008	By:	/s/ Richard J. Braun
Name: Richard J. Braun
Title:	Chief Executive Officer

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